Execution Copy
Exhibit 2.2
MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
SM ENERGY COMPANY
and
POTATO CREEK LLC
as SELLERS
and
ENDEAVOUR OPERATING CORPORATION
as BUYER
Dated July 17, 2011

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

Defined Terms	Section Reference
AAA	16.9
Accounting Arbitrator	14.1	(b)
Affiliate	1.1
Aggregate Deductible	4.2	(e)
Agreement	Preamble
Allocated Value	2.3	(a)
Allocation Straddle Period	10.1	(a)
Assets	1.1
Business Day	1.1
Buyer	Preamble
Buyer Indemnified Parties	15.1	(a)
Buyer’s Representatives	3.1
Cap	15.1	(c)
Casualty Loss	4.3
Claim	15.2	(b)
Claim Notice	15.2	(a)
Closing	13.1
Closing Date	13.1
Code	1.1
Consent	5.5
Contracts	1.1 (Definition of Assets	)
Cure Period	4.2	(b)
Dedicated Area	1.1
Deductible	15.1	(c)
Defect Claim Date	4.2	(a)
Dispute	1.1
Dispute Notice	14.1	(a)
Effective Time	1.1
Encumbrance	1.1
Environmental Arbitrator	4.4	(e)
Environmental Condition	1.1
Environmental Defect	1.1
Environmental Defect Notice	4.4	(a)
Environmental Defect Property	4.4	(a)
Environmental Laws	1.1
Environmental Liabilities	1.1
Environmental Permits	1.1
Final Sections 1060 and 751 Allocation Schedule	2.3
Final Purchase Price	14.1	(a)
Final Settlement Date	14.1	(c)
Final Settlement Statement	14.1	(a)
Force Majeure	1.1
Fundamental Representations	15.1	(c)
Gathering System	1.1
Governing Documents	1.1

-iv-

Defined Terms	Section Reference
Governmental Authority	1.1
Hazardous Materials	1.1
Indebtedness	1.1
Indemnified Party	15.2	(a)
Indemnifying Party	15.2	(a)
Individual Environmental Threshold	4.4	(d)
Individual Title Defect Threshold	1.1
Interests	Recitals
Invasive Activities	3.1
Knowledge	1.1
Law	1.1
Losses	1.1
Material Adverse Effect	1.1
Non-Income Taxes	1.1
NORM	1.1
Obligations	1.1
Party; Parties	Preamble
PCM	Recitals
PCM Disclosure Schedule	Article 7
Permits	1.1 (Definition of Assets	)
Permitted Encumbrances	1.1
Person	1.1
Post-Closing Tax Period	14.4	(d)
Pre-Closing Tax Period	14.4	(d)
Preliminary Purchase Price	2.4
Preliminary Settlement Statement	2.4
Proposed Sections 1060 and 751 Allocation Schedule	2.3
Purchase Price	2.2
Records	1.1 (Definition of Assets	)
Remediation (Remediate)	1.1
Remediation Amount	1.1
Rights-of-Way	1.1
Sellers	Preamble
Sellers’ Transaction Costs	1.1
SM	Preamble
Straddle Period	14.4	(d)
Tax	1.1
Tax Claim	14.4	(e)
Tax Return	1.1
Title Arbitrator	4.2	(f)
Title Defect Amount	4.2	(d)
Title Defect Notice	4.2	(a)
Title Defect Property	4.2	(a)
Transfer Taxes	10.2

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List of Exhibits

Exhibit A	Dedicated Area
Exhibit B	Real Property
Exhibit C	Personal Property
Exhibit D	Contracts
Exhibit E	Permits
Exhibit F	Affidavit of Non-Foreign Status

List of Schedules

Schedule 1.1(k)	Consents
Schedule 2.2	Purchase Price Proportions
Schedule 3.1(f)	Buyer’s Insurance Requirements
Schedule 7.9	Compliance with Contracts
Schedule 7.10	Environmental Matters
Schedule 7.13	Enforceability of Permits

-vi-

MEMBERSHIP INTEREST PURCHASE AGREEMENT
     This Membership Interest Purchase Agreement (this “Agreement”), is dated this 17th day of July, 2011, by and among SM ENERGY COMPANY, a Delaware corporation (“SM”), POTATO CREEK LLC, a Pennsylvania limited liability company (“PC” and collectively with SM, the “Sellers”) and ENDEAVOUR OPERATING CORPORATION, a Delaware corporation (“Buyer”), with Buyer and Sellers collectively and individually referred to as the “Parties” or a “Party”.
RECITALS
     WHEREAS, SM owns 70% of the membership interest (the “SM Interest”) in Potato Creek Midstream LLC, a Pennsylvania limited liability company (“PCM”) and PC owns 30% of the membership interest in PCM (the “PC Interest” and collectively with the SM Interest, the “Interests”); and
     WHEREAS, Sellers desire to sell the Interests and Buyer desires to purchase the Interests on the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:
ARTICLE 1
DEFINITIONS AND REFERENCES
     1.1 Certain Defined Terms. In addition to the terms defined elsewhere herein, the following terms will have the respective meanings assigned to them in this Section 1.1 when used in this Agreement with initial capital letters:
     “Affiliate” means, with respect to any Party, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Party.
     “Assets” means PCM’s right, title, and interest in, to, and under all of the properties, privileges, rights, interests, and claims for interests, tangible and intangible, of, relating primarily to, or used primarily in connection with any portion of the Gathering System, including, without limitation, the following: (a) all land, leases, structures, fixtures, stations, facilities, improvements, Rights-of-Way, and other rights and interests in and to real property and appurtenances thereto owned or leased by or licensed to PCM and relating to or used in connection with any portion of the Gathering System, all as more particularly described in Exhibit B; (b) all gas gathering pipelines, spare parts inventory, machinery, equipment, leased compressors, tanks, pumps, pipe, engines, heaters, valves, meters, tools, fire equipment, parts, supplies, and other equipment and tangible personal property relating to or used in connection with any portion of the Gathering System, as listed in Exhibit C; (c) all agreements, contracts, commitments, leases, or instruments, including all amendments, modifications, and supplements thereto, as more particularly described in Exhibit D, and including warranties, covenants, and agreements in such Contracts, relating to the Gathering System (“Contracts”); (d) all existing financial, engineering, operating, accounting, legal, tax, business, marketing, and other data, files, documents, instruments, agreements, notes, papers, and books and records relating to or used in connection with any portion of the Gathering System, including financial statements, budgets, ledgers, journals, deeds, property records, title policies, drawings, records, maps, charts, surveys, prints, franchises, customer lists, supplier lists, sales and sales promotional data, advertising materials, cost and pricing information, reports, computer software and files, source and retrieval programs (including related documentation), and environmental studies or plans (“Records”); and (e) all licenses, permits, franchises, authorities, consents or approvals of any Person relating to or used in connection with any portion of the Gathering System, that are described in Exhibit E (“Permits”).
     “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Colorado and Texas are generally open for business.
     “Code” means the Internal Revenue Code of 1986, as amended, or and any successor laws.
     “Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
     “Dedicated Area” means the area reflected on the map attached as Exhibit A.
     “Defensible Title” means such title of PCM with respect to the Assets that is free and clear of all Encumbrances and other defects, other than Permitted Encumbrances.
     “Dispute” means any dispute, claim or controversy of any kind or nature related to, arising under, or connected with this Agreement (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement).
     “Effective Time” means April 1, 2011, at 6:00 a.m. Eastern Time.
     “Encumbrance” means any charge, pledge, mortgage, deed of trust, hypothecation, security interest, royalty or similar right, warrant, preferential purchase rights, rights of first refusal, lease, license, lien, restriction, encroachment or other encumbrance of any kind and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.
     “Environmental Condition” means (a) a condition existing on the Defect Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes PCM not to be in compliance with one or more Environmental Laws or (b) the existence as of date of this Agreement with respect to any Asset or the operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by, related to such Asset for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

     “Environmental Defect” means an Environmental Condition with respect to an Asset.
     “Environmental Laws” means all applicable federal, state and local Laws in effect as of the date of this Agreement, including common Law, relating to the protection of the public health, welfare and the environment, including, without limitation, those Laws relating to the generation, storage, handling, use, processing, treatment, transportation, disposal or other management of chemicals and other Hazardous Materials. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by any Governmental Authority.
     “Environmental Liabilities” means all Losses (including any civil fines, penalties, costs of Remediation, any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) and expenses for the modification, repair or replacement of facilities on the Assets) brought or assessed by any and all Persons, including any Governmental Authority, to the extent any of the foregoing directly or indirectly involves any Environmental Condition relating to the Assets, the presence, disposal or release of any Hazardous Material of any kind in, on or under the Assets, created or attributable to any period of time, whether before or after PCM acquired ownership of the Assets, including any period of time prior to or after the Effective Time.
     “Environmental Permits” all permits, licenses, registrations, authorizations, certificates and approvals, and any other similar items, of Governmental Authorities required by Environmental Laws and necessary for or held in connection with the ownership and/or operation of the Assets.
     “Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, freezing of wells or pipelines, delays in obtaining rights-of-way, shutting-in facilities for repair or maintenance, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, Law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of a Governmental Authority, judgment or decree of a court of competent jurisdiction or any other cause not reasonably within the control of the party claiming force majeure.
     “GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.
     “Gathering System” means that certain 12” and 16” diameter natural gas pipeline located in McKean County, Pennsylvania, which is approximately 10.63 miles in length that gathers all of the gas produced by Sellers within the Dedicated Area, as more fully depicted on the map attached hereto as Exhibit A, including above-ground facilities or structures, compression equipment and facilities, and the valves, machinery, equipment, gauges, meters, fittings, fixtures and improvements related thereto. For avoidance of doubt, the Gathering System does not include the pipelines, valves, fixtures and other equipment owned and operated by PC’s Affiliate, Open Flow Gas Supply Corporation (“Open Flow”), and utilized solely to gather gas from Open Flow’s shallow gas wells also within the Dedicated Area.

     “Governing Documents” means the documents governing the formation and operation of an entity, including (a) in the instance of a corporation, the articles/certificate of incorporation and bylaws of such corporation, and (b) in the instance of a limited liability company, the certificate of formation and limited liability company agreement of such limited liability company.
     “Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
     “Hazardous Materials” means, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.
     “Indebtedness” means, without duplication, with respect to PCM, the outstanding principal amount of, accrued and unpaid interest on, discounts and fees on, and any other payment obligations of PCM or any subsidiary existing under any and all of the following, whether or not contingent: (i) indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or any other contractual arrangements, including any guarantees or other commitments or obligations by which PCM or any subsidiary assures a creditor against loss, and (iii) obligations of PCM as lessee under leases that are recorded as capital leases in accordance with either the past practices of PCM or GAAP consistently applied.
     “Individual Title Defect Threshold” means $25,000.
     “Knowledge” means, with respect to any Party, the actual knowledge of any officer, manager or director of that Party.
     “Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.
     “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, Taxes, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however (x) any special, consequential, punitive or exemplary damages, diminution of value of any Asset, loss of profits incurred by a Party hereto or loss incurred as a result of the indemnified party indemnifying a third party and (y) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Party after the Closing Date.

     “Material Adverse Effect” means, with respect to any Person, any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of such Person, taken as a whole; provided, however, that “Material Adverse Effect” shall not include such material adverse effects resulting from (a) general changes in oil and gas prices; (b) general changes in industry, economic or political conditions or markets; (c) changes in conditions or developments generally applicable to the oil and gas industry in the State of Pennsylvania; (d) acts of God, including hurricanes and storms; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, terrorist acts or changes in Laws; (g) effects or changes that are cured or no longer exist by the earlier of Closing and the termination of this Agreement pursuant to Article 12 without cost to Buyer; (h) changes in GAAP; and (i) changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 9.
     “Non-Income Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations assessed against the Assets, based upon or measured by the ownership of the Assets or on the receipt of proceeds from their operation, provided that Non-Income Taxes shall not include income Taxes, margin taxes and Transfer Taxes, but shall include any interest, penalties, additions to tax and fines assessed or due in respect of any Non-Income Taxes, whether disputed or not.
     “NORM” means naturally occurring radioactive material.
     “Obligations” means, when used with respect to a Person, all claims, costs, expenses, liabilities and obligations of such Person.
     “Permitted Encumbrances” means:
     (a) liens for Taxes or assessments not yet due or delinquent or for Taxes and assessments that are being contested in good faith by appropriate proceedings;
     (b) other than such rights that have already been triggered, conventional rights of reassignment;
     (c) such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;
     (d) all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of PCM or any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting PCM to any Governmental Authority, with respect to any franchise, grant, license or permit;

     (e) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, (in each case) that do not materially impair the use, ownership or operation of the Assets (as currently owned and operated);
     (f) zoning and planning ordinances and municipal regulations;
     (g) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like Encumbrances arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations that are not yet due;
     (h) Encumbrances created under leases and/or Contracts or by operation of Law in respect of obligations that are not yet due;
     (i) any Encumbrance affecting PCM which is discharged at or prior to Closing;
     (j) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements;
     (k) restrictions on transfer with respect to which consents or waivers are obtained for the transactions contemplated by this Agreement to the extent disclosed on Schedule 1.1(k);
     (l) Encumbrances created by Buyer, or its successors and assigns;
     (m) terms and conditions of the Permits listed on any of the Schedules;
     (n) any failure to obtain a License for Right-of-Way from the Game Commission of the Commonwealth of Pennsylvania to transport third-party gas on, over or through State Game Lands #30; provided that Sellers shall, or shall cause PCM to, use commercially reasonable efforts to obtain such License for Right-of-Way;
     (o) all other Encumbrances, Contracts, agreements, instruments, obligations, defects and irregularities affecting PCM that (in each case) do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), or (ii) reduce the ownership of PCM in any Right of Way to less than 100%.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
     “Pro Rata Share” means, with respect to each Seller, the quotient obtained by dividing (i) the aggregate amount of the Purchase Price paid to such Seller, by (ii) the aggregate amount of the Purchase Price paid to all Sellers.

     “PSA” means that certain Purchase and Sale Agreement between Sellers, Open Flow Gas Supply Corporation, SJ Exploration LLC and Buyer dated as of the same date hereof, as the same may be amended from time to time.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) of a substance into the environment.
     “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.
     “Remediation Amount” means, with respect to an Environmental Condition, the present value (using a discount rate of 8%) as of the Closing Date of the cost (net to the Asset) of the most cost effective Remediation of such Environmental Condition that is reasonably available.
     “Rights-of-Way” shall mean all of the real property and interests in real property in which PCM has the right to use and occupy such property under certain leases, easements, rights-of-way, franchises, permits and licenses (other than Permits), and other rights to, or interests in, real property, directly relating to the installation, construction, ownership, maintenance, and repair of the Gathering System.
     “Sellers’ Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals payable by Sellers or PCM in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement.
     “Tax” means any income, sales, transfer, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, margin or other tax or similar assessment imposed by any federal, state, or local (or any foreign or provincial) taxing Governmental Authority, including any interest, penalties, and additions attributable thereto.
     “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
     “Title Defect” means any encumbrance, defect or other matter that causes PCM not to have Defensible Title in and to ownership of any portion of the Assets; provided that the following shall not be considered Title Defects:
          (a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

          (b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;
          (c) defects that have been cured by applicable Laws of limitations or prescription;
          (d) any Permitted Encumbrances; or
          (e) any Encumbrance or loss of title resulting from PCM’s conduct of business after the date of this Agreement in compliance with Section 9.1.
     1.2 References and Construction.
          (a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedules to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (iv) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. The Schedules, as well as all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement.
          (b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
PURCHASE AND SALE OF THE INTERESTS
     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers and Sellers agree to sell and transfer to Buyer all of the Interests.
     2.2 Purchase Price. Subject to the other terms and conditions of this Agreement, the purchase price for the Interests shall be Twenty-Five Million Dollars ($25,000,000.00) (the “Purchase Price”). The Purchase Price shall be payable as follows:
          (a) At Closing, Buyer shall pay to the Sellers in the proportion set forth in Schedule 2.2, the Preliminary Purchase Price by wire transfer of immediately available funds.
          (b) After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement to be delivered pursuant to Section 14.1(a) and Buyer or Sellers, as applicable, shall make the payments as provided in Section 14.1(c).

     2.3 Allocation of the Purchase Price.
          (a) Solely for the purposes of Article 4, Buyer and Sellers have agreed upon an allocation of the unadjusted Purchase Price among each of the Assets, including the Rights-of-Way that are allocated a value based on dollars per rod, and such allocations are set forth on Exhibit B (the “Allocated Value”). Any adjustments to the Purchase Price pursuant to Section 2.4 shall be applied to the amounts set forth on Exhibit B for the particular affected Assets. After Sellers and Buyer have agreed on the Allocated Values for the Assets, Sellers will be deemed to have accepted such Allocated Values solely for purposes of Article 4, but otherwise Sellers make no representation or warranty as to the accuracy of such values. Sellers and Buyer agree that neither they nor their Affiliates will take a contrary position with respect to the Allocated Values in notices to a Governmental Authority or in other documents or notices relating to the transactions contemplated by this Agreement.
          (b) On or prior to the date sixty (60) days after the Closing Date, Buyer shall provide to Sellers a schedule (the “Proposed Sections 1060 and 751 Allocation Schedule”) that sets forth (i) Buyer’s proposed allocation of the consideration paid to Sellers (i.e., the Purchase Price as adjusted by liabilities assumed or taken subject to) for purposes of Section 1060 of the Code, and (ii) a separate allocation of the portion of the consideration paid to Sellers pursuant to this Agreement attributable to assets set forth under Section 751(a) of the Code. Within forty-five (45) days after the receipt of the Proposed Sections 1060 and 751 Allocation Schedule, Sellers shall propose to Buyer any changes to such schedule. Sellers and Buyer shall cooperate in good faith to attempt to mutually agree to such schedule and shall reduce any such agreement to writing (the “Final Sections 1060 and 751 Allocation Schedule”), including any forms or statements required by the Code, Treasury regulations or the IRS, together with any and all attachments required to be filed therewith. Sellers and Buyer shall file timely any such forms and statements with the IRS. The allocation of the consideration paid to Sellers shall be revised to take into account any subsequent adjustments to the Purchase Price in the manner provided by applicable provisions of the Code and the Treasury Regulations thereunder. Sellers and Buyer shall file (and Buyer shall cause PCM to file) all Tax Returns and other documents consistent with the allocation set forth in the Final Sections 1060 and 751 Allocation Schedule.
     2.4 Adjustments to Purchase Price and Preliminary Settlement Statement. The Purchase Price shall be adjusted according to this Section 2.4 without duplication. Such adjustment shall be set out on a “Preliminary Settlement Statement” that shall be delivered by Sellers to Buyer at least three (3) Business Days prior to Closing. The Preliminary Settlement Statement shall set forth Sellers’ estimate of the Purchase Price adjusted in accordance with this Section 2.4 (the “Preliminary Purchase Price”).
          (a) Upward Adjustments. To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted upward by the following:
          (1) The amount of expenses, costs, Non-Income Taxes, rents, lease payments and charges paid by Sellers or PCM relating to the time from and after the Effective Time that are attributable to the ownership and operation of the Assets on or after the Effective Time, including without limitation (i) the costs and expenses attributable to operation and maintenance of the Assets incurred in the ordinary course of business; (ii) any capital expenditures permitted under this Agreement, attributable to the Assets; (iii) any amounts paid for the acquisition, extension or renewal of any Asset incurred in the ordinary course of business; (iv) any amounts paid for the acquisition of any asset included within the Assets after the Effective Time and incurred in the ordinary course of business or approved in writing by Buyer; (v) all prepaid expenses existing at the Effective Time (including Taxes, lease payments and rents), to the extent not otherwise included herein, for costs and expenses directly attributable to the Assets, and (vi) any amounts relating to obligations arising under the Contracts (other than amounts arising as a result of PCM’s breach of such agreements);
          (2) All revenues received by Buyer or PCM attributable to the ownership and operation of the Assets prior to the Effective Time;
          (3) An amount equal to all accounts receivable of PCM as of the Closing Date arising prior to the Effective Time that are attributable to the ownership and operation of the Assets;
          (4) Any cash or cash equivalents in PCM’s possession as of the Effective Time; and
          (5) Any other amount provided for in this Agreement or otherwise agreed to by Buyer and Sellers.
          (b) Downward Adjustments. To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted downward by the following:
          (1) All revenues received by either Seller after the Effective Date that is not attributable to the ownership and operation of the Assets prior to the Effective Date, including (A) income, revenues and proceeds received for gas gathering and related services and (B) for the sale, salvage or other disposition of any property, equipment or rights included in the Assets;
          (2) An amount equal to Non-Income Taxes relating to the time period prior to the Effective Time and that have not been paid prior to the Closing;
          (3) An amount equal to all accounts payable and accrued expenses of PCM as of the Closing Date arising prior to the Effective Time;
          (4) An amount equal to any portion of the Sellers’ Transaction Costs that are not paid at or prior to Closing;
          (5) If Sellers make the election under Section 4.2(b)(1) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;
          (6) if Sellers make the election under Section 4.4(b)(1) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing; and

          (7) Any other amount provided in this Agreement or otherwise agreed to by Buyer and Sellers.
ARTICLE 3
BUYER’S INSPECTION
     3.1 Access.
          (a) From and after execution of this Agreement and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Agreement (including this Section 3.1) and obtaining any required consents of third parties (with respect to which consents Sellers shall use their commercially reasonable efforts to obtain), Sellers shall afford to Buyer, its Affiliates and its and their officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (collectively, "Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in PCM’s, Sellers’ or any of their Affiliates’ possession. Sellers shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Sellers’ personnel knowledgeable with respect to PCM and the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense; and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. Buyer shall, and shall cause all Buyer’s Representatives to, abide by PCM’s safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.
          (b) Buyer shall not conduct any sampling, boring, or drilling (“Invasive Activities”) on or with respect to any of the Assets without Sellers’ prior written consent, which consent may not be unreasonably withheld, conditioned or delayed. In addition, Buyer shall obtain any required consents of third parties (with respect to which consents Sellers shall use their commercially reasonable efforts to obtain).
          (c) Buyer agrees to defend, indemnify and hold harmless all Seller Indemnified Parties from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative (including an Invasive Activity, if any) with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES RESULTING FROM OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNIFIED PARTY.
          (d) Buyer agrees to promptly provide Sellers with copies, within 2 Business Days’ after its receipt or creation thereof, of all final reports and test results prepared by Buyer, any of Buyer’s Representatives or any third party consultants which contain data collected or generated from Buyer’s due diligence with respect to the Assets (including an Invasive Activity, if any). If Buyer fails to provide a copy of any such report or test result, then Sellers shall provide to Buyer a written notice advising Buyer of such default and Buyer shall have 5 Business Days after Buyer’s receipt of such request to cure the default. Buyer and Sellers shall execute a “common undertaking” letter regarding the confidentiality of final reports and test results prepared by Buyer, any of Buyer’s Representatives, or any third party consultants, where appropriate. Sellers shall not be deemed by their receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory as to the condition to the Assets or to the accuracy of said documents or the information contained therein.
          (e) Upon completion of Buyer’s due diligence, Buyer shall, at its sole cost and expense and without any cost or expense to Sellers or their Affiliates (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same or better condition in existence prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including, without limitation, the real property associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.
          (f) During all periods prior to Closing that Buyer and/or any of Buyer’s Representatives are present on PCM’s property, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Sellers, policies of insurance of the types and in the amounts set forth in Schedule 3.1(f). Each such insurance policy required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list PCM and the Sellers as additional insureds, (iii) waive subrogation against PCM and the Sellers and (iv) provide for five days prior notice to Sellers in the event of cancellation or modification of such policy or reduction in the coverage of such policy. Upon request by Sellers, Buyer shall provide evidence of such insurance to Sellers prior to entering PCM’s property.
     3.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of PCM and the Sellers and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement between SM and Buyer dated October 11, 2010.
     3.3 Disclaimers.
          (a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, (I) PCM AND THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) PCM AND THE SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER’S REPRESENTATIVE (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF PCM, SELLERS OR ANY OF THEIR AFFILIATES).

          (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING IN ANY RESPECT BUYER INDEMNIFIED PARTIES’ RIGHTS TO INDEMNIFICATION UNDER ARTICLE 15, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) PCM’S TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR REPORT OR ANY DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (IV) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING PCM, INCLUDING THE ASSETS, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
          (c) OTHER THAN THOSE REPRESENTATIONS SET FORTH IN SECTION 7.10, SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS TO INDEMNIFICATION UNDER ARTICLE 15, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
          (d) SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 3.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 4
TITLE MATTERS; CASUALTIES; ENVIRONMENTAL MATTERS
     4.1 PCM’s Title. Without limiting Buyer’s remedies for Title Defects set forth in this Article 4, Sellers make no warranty or representation, express, implied, statutory or otherwise with respect to PCM’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be as set forth in Section 4.2.
     4.2 Notice of Title Defects; Defect Adjustments.
          (a) Title Defect Notices. On or before 4:00 p.m. (Mountain Time) on October 5, 2011 (the “Defect Claim Date”), Buyer shall deliver notices to Sellers meeting the requirements of this Section 4.2(a) (each, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 4.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect pursuant to a Title Defect Notice delivered in compliance with this Section 4.2(a) and received by Sellers on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Assets affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Sellers to verify the existence of the alleged Title Defect(s), (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and (v) the computations upon which Buyer’s belief is based. To give PCM and Sellers an opportunity to commence reviewing and curing Title Defects, Buyer shall use reasonable efforts to notify Sellers of the status of alleged Title Defects discovered by Buyer, which notice may be preliminary in nature.
          (b) Remedies for Title Defects. Subject to Sellers’ right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, so long as such right is exercised in writing and notice thereof is delivered to Buyer at least three days prior to Closing, and subject to the Individual Title Defect Threshold and the Aggregate Deductible, in the event that any Title Defect properly asserted by Buyer in accordance with Section 4.2(a) is not waived in writing by Buyer or cured on or before Closing, Sellers shall, at their sole option, elect to:
          (1) transfer the Interests to Buyer at Closing and reduce the Purchase Price by the Title Defect Amount;
          (2) as to a Title Defect Property that Sellers have a reasonable good faith belief that they can cure the Title Defect, transfer the Interests to Buyer at Closing, in which event Sellers shall have the right, for a period of 80 days following the Closing Date (such period, the “Cure Period”), to cure any Title Defect relating to such Title Defect Property, and should Sellers cure such Title Defect during the Cure Period, then the Purchase Price shall not be adjusted. If Sellers are unable to cure any such Title

Defect during the Cure Period, then upon expiration of the Cure Period, the Purchase Price shall be reduced by an amount equal to the Title Defect Amount; or
          (3) transfer the Interests to Buyer at Closing, and indemnify Buyer against all Liability resulting from such Title Defect with respect to the Title Defect Propety pursuant to an indemnity agreement mutually agreeable to the Parties. In the event that parties cannot reach a mutually agreeable indemnity agreement with respect to the Title Defect Property prior to the Closing, then Sellers may not elect this Section 4.2(b)(3) as their remedy for Title Defects.
          (c) Exclusive Remedy. The provisions set forth in Section 4.2(b) and Section 4.2(f) shall be the exclusive right and remedy of Buyer with respect to Sellers’ failure to have Defensible Title with respect to any Asset.
          (d) Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:
          (1) if Buyer and Sellers agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
          (2) if the Title Defect is an Encumbrance (other than a Permitted Encumbrance) that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
          (3) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the applicable Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation;
          (4) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder; and
          (5) notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
          (e) Title Defect Threshold and Deductibles. Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers hereunder (i) for any individual Title Defect for which the Title Defect

Amount does not exceed the Individual Title Defect Threshold; or (ii) for any Title Defect for which the Title Defect Amount does exceed the Individual Title Defect Threshold, unless the sum of (A) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts attributable to Title Defects cured by Sellers), plus (B) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to Environmental Defects cured by Sellers, exceeds $250,000 (the “Aggregate Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price only with respect to such Title Defects in excess of the Aggregate Deductible. For the avoidance of doubt, if Sellers elect to transfer the Interests pursuant to Section 4.2(b)(2), the Purchase Price shall not be reduced by the Title Defect Amount of such Title Defect Property and the Title Defect Amount relating to such Title Defect Property will not be counted toward the Aggregate Deductible, unless Sellers are unable to cure such Title Defect during the Cure Period.
          (f) Title Dispute Resolution. Sellers and Buyer shall attempt to agree on all Title Defects and Title Defect Amounts prior to Closing. If Sellers and Buyer are unable to agree on any such matter by Closing, the matter in Dispute shall be exclusively and finally resolved pursuant to this Section 4.2(f). There shall be a single arbitrator, who shall be a title attorney with at least ten years’ experience in oil and gas title matters involving properties in the regional area in which the Assets at the center of the Dispute are located, as selected by mutual agreement of Buyer and Sellers within fifteen days after any Party invokes the provisions of this Section 4.2(f) to resolve such Dispute, and absent such agreement, by the Houston office of the AAA (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 4.2(f). The Title Arbitrator’s determination shall be made within 20 days after submission by the Parties of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 4.2(d) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in the applicable Title Defect Notice (which such Title Defect Amount shall not exceed the Allocated Value of the applicable Title Defect Property). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect and Title Defect Amount submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Dispute. Sellers and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Buyer shall be responsible for 50% and the Sellers shall be responsible for 50% of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount was not taken into account as an adjustment to the Purchase Price or the aggregate Title Defect Amounts, as applicable at Closing pursuant to pursuant to Section 2.4(b)(5) and an adjustment would otherwise be required under the provisions of Section 4.2(b) then, within ten days after the Title Arbitrator delivers written notice to Buyer and Sellers of its award with respect to such Title Defect Amount and subject to Section 4.2(e), the Purchase Price will be adjusted pursuant to Section 2.4(b)(5) by the amount so awarded by the Title Arbitrator.

     4.3 Risk of Loss; Casualty or Condemnation Loss.
          (a) Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to the depreciation of personal property due to ordinary wear and tear and, in each case, Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.
          (b) If, from and after the Effective Time but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), and the resulting loss from such Casualty Losses exceeds $25,000, then (i) Buyer shall nevertheless be required to close the transactions contemplated by this Agreement and (ii) Sellers shall elect by written notice to Buyer prior to Closing to either (A) cause, at Sellers’ sole cost and as promptly as reasonably practicable (which work may extend after the Closing Date), each Asset affected by such Casualty Loss to be repaired or restored to at least its condition prior to such casualty or taking or (B) reduce the Purchase Price by the cost to repair or restore each Asset affected by such Casualty Loss to at least its condition prior to such casualty or taking. Sellers shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.
     4.4 Environmental Defects.
          (a) Environmental Defects Notice. On or before the Defect Claim Date, Buyer shall deliver notices to Sellers meeting the requirements of Section 4.4(a) (each, an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Section 4.4. For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Defect that Buyer fails to properly assert as an Environmental Defect pursuant to an Environmental Defect Notice delivered in accordance with this Section 4.4(a) and received by Sellers on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the Environmental Condition constituting the alleged Environmental Defect, including the Environmental Law(s) violated by such Environmental Defect, (ii) each Asset (or portion thereof) affected by the alleged Environmental Defect (the “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) supporting documents reasonably necessary for Sellers to verify the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Sellers shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing.
          (b) Remedies for Environmental Defects. Subject to Sellers’ right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, so long as such right is exercised in writing and notice thereof is delivered to Buyer at least three days prior to Closing, and subject to the Individual Environmental Threshold and the Aggregate Deductible, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 4.4(a) is not waived in writing by Buyer or cured on or before Closing, Sellers shall, at their sole option, elect to:
          (1) reduce the Purchase Price by the Remediation Amount for such Environmental Defect;
          (2) assume responsibility for the Remediation of such Environmental Defect;
          (3) indemnify Buyer against all Enviromental Liability resulting from such Environmental Defect with respect to the Environmental Defect Property pursuant to an indemnity agreement in a form mutually agreeable to the Parties. In the event that Parties cannot reach such a mutually agreeable indemnity agreement, then Sellers may not elect this Section 4.4(b)(3) as their remedy for Environmental Defects.
If Sellers elect the option set forth in clause (1) above, upon transfer of the Interests, Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Liabilities with respect thereto. If Sellers elect the option set forth in clause (2) above, Sellers shall use their reasonable efforts to implement such Remediation in a manner that is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Sellers elect to undertake. Sellers will be deemed to have adequately completed the Remediation required in the immediately preceding sentence at such time that Buyer reasonably believes that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements.
          (c) Exclusive Remedy. Subject to Buyer’s remedy for a breach of Sellers’ representation contained in Section 7.10, Section 4.4(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect.
          (d) Environmental Deductibles. Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for (i) any individual Environmental Defect for which the Remediation Amount does not exceed $50,000 (“Individual Environmental Threshold”), or (ii) any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold, unless the sum of (A) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to Environmental Defects cured by Sellers), plus (B) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts attributable to Title Defects cured by Sellers), exceeds the Aggregate Deductible, after which point Buyer shall only be entitled to adjustments to the Purchase Price with respect to such Environmental Defects in excess of the Aggregate Deductible. Notwithstanding anything to the contrary in this Article 4, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any single Environmental Defect Property shall not exceed the Allocated Value of such Environmental Defect Property.

          (e) Environmental Dispute Resolution. Sellers and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Sellers and Buyer are unable to agree on any such matter by Closing, any Environmental Defects or Remediation Amounts in Dispute will be exclusively and finally resolved by arbitration pursuant to this Section 4.4(e). There will be a single arbitrator, who must be an environmental attorney with at least ten years’ experience in environmental matters involving oil and gas properties in the regional area in which the applicable Environmental Defect Properties are located, as selected by mutual agreement of Buyer and Sellers within fifteen (15) days after any Party invokes the provisions of this Section 4.4(e) to resolve such Dispute, and absent such agreement, by the Houston office of the AAA (the "Environmental Arbitrator”). The arbitration proceeding will be held in Houston, Texas and conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 4.4(e). The Environmental Arbitrator’s determination must be made within twenty (20) days after submission of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 4.4 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in the applicable Environmental Defect Notice (which such award shall not exceed the Allocated Value of the applicable Environmental Defect Property). The Environmental Arbitrator will act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Sellers and Buyer will each bear their own legal fees and other costs of presenting its case. Each Party will bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price at Closing pursuant to Section 2.4(b)(6) and Buyer would otherwise be entitled to an adjustment under the provisions of Section 4.4(d), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Sellers of such award and subject to Section 4.4(d), the Purchase Price will be adjusted pursuant to Section 2.4(b)(6) by such Remediation Amount.
     4.5 NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for transfer of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Materials. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Materials. NORM containing material or other wastes or Hazardous Materials may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Materials from the Assets. Nothing in this Section 4.5 shall affect Buyer’s right to assert Environmental Defects under Section 4.4.

ARTICLE 5
SM’S REPRESENTATIONS AND WARRANTIES
     SM represents and warrants to Buyer as of the date hereof as follows:
     5.1 Status. SM is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and is qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the ability of SM to perform its obligations hereunder.
     5.2 Power. SM has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement does not, and the performance of SM’s obligations hereunder will not, as of Closing, violate, or be in conflict with, any material provision of SM’s Governing Documents, or any judgment, decree, order, statute, rule or regulation applicable to SM.
     5.3 Authorization and Enforceability. Assuming the due authorization, execution and delivery by Buyer and PC, this Agreement constitutes SM’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     5.4 Ownership and Possession of the SM Interest. SM is the sole record holder and beneficial owner of, and has good, valid and marketable title to, the SM Interest. The SM Interest represents all the equity securities of PCM held or owned, either of record or beneficially, by SM and SM does not have any option or other right to acquire any other securities of PCM. Immediately prior to the Closing, the SM Interest shall be the only equity securities of PCM held or owned, either of record or beneficially, by SM and SM shall not have any option or other right to acquire any other securities of PCM. SM is not a party to or bound by any agreement that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require SM to transfer all, or any portion of, the SM Interest to anyone (other than to Buyer under this Agreement).
     5.5 Required Government Approvals. No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing, a “Consent”) of any Governmental Authority is required on the part of SM in connection with the execution, delivery and performance by SM of this Agreement and the consummation by SM of the transactions contemplated by this Agreement, except for such Consents (a) that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates, or (b) the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect on SM.
     5.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to SM’s knowledge, threatened in writing against SM.

     5.7 Liability for Brokers’ Fee. SM has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
     5.8 Litigation. There are no actions, suits or proceedings pending or, to SM’s Knowledge, threatened in writing, against SM in the future, by or before any Governmental Authority that would have a Material Adverse Effect on PCM or impair SM’s ability to consummate the transactions contemplated hereby; nor is SM in default under any material order, writ, injunction, or decree of any court or Governmental Authority relating to PCM or the SM Interest.
ARTICLE 6
PC’S REPRESENTATIONS AND WARRANTIES
     PC represents and warrants to Buyer as of the date hereof as follows:
     6.1 Status. PC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Pennsylvania and is qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the ability of PC to perform its obligations hereunder.
     6.2 Power. PC has all requisite limited liability company power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder. The execution and delivery of this Agreement does not, and the performance of PC’s obligations hereunder will not, as of Closing, violate, or be in conflict with, any material provision of PC’s Governing Documents, or any judgment, decree, order, statute, rule or regulation applicable to PC.
     6.3 Authorization and Enforceability. Assuming the due authorization, execution and delivery by Buyer and SM, this Agreement constitutes PC’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     6.4 Ownership and Possession of the PC Interest. PC is the sole record holder and beneficial owner of, and has good, valid and marketable title to, the PC Interest. The PC Interest represents all the equity securities of PCM held or owned, either of record or beneficially, by PC and PC does not have any option or other right to acquire any other securities of PCM. Immediately prior to the Closing, the PC Interest shall be the only equity securities of PCM held or owned, either of record or beneficially, by PC and PC shall not have any option or other right to acquire any other securities of PCM. PC is not a party to or bound by any agreement that requires or, upon the passage of time, the payment of money or occurrence of any other event, would require PC to transfer all, or any portion of, the PC Interest to anyone (other than to Buyer under this Agreement).

     6.5 Required Government Approvals. No Consent of any Governmental Authority is required on the part of PC in connection with the execution, delivery and performance by PC of this Agreement and the consummation by PC of the transactions contemplated by this Agreement, except for such Consents (a) that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates, or (b) the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect on PC.
     6.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to PC’s knowledge, threatened in writing against PC.
     6.7 Liability for Brokers’ Fee. PC has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
     6.8 Litigation. There are no actions, suits or proceedings pending or, to PC’s Knowledge, threatened in writing, against PC in the future, by or before any Governmental Authority that would have a Material Adverse Effect on PCM or impair PC’s ability to consummate the transactions contemplated hereby; nor is PC in default under any material order, writ, injunction, or decree of any court or Governmental Authority relating to PCM or the PC Interest.
ARTICLE 7
SELLERS’ REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PCM
     Except as set forth in Schedule 7 setting forth exceptions to Sellers’ representations and warranties with respect to PCM set forth in this Article 7 (the “PCM Disclosure Schedule”), Sellers, jointly and severally, represent and warrant to Buyer as of the date hereof as follows:
     7.1 Status. PCM is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Pennsylvania and is qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not have a Material Adverse Effect on PCM.
     7.2 Power. PCM has all requisite limited liability company power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not violate, nor is in conflict with, any material provision of PCM’s governing documents, or any judgment, decree, order, statute, rule or regulation applicable to PCM.
     7.3 Capitalization. All of the outstanding membership interests of PCM are duly authorized, validly issued, fully paid and non-assessable and are owned by Sellers, and none were issued in violation of any preemptive or similar rights. There are no outstanding convertible or exchangeable securities, subscriptions, calls, options, warrants, rights (contractual or arising by operation of law, including, without limitation, rights of first refusal and preemptive rights), or other agreements or commitments of any character to which PCM is a party or by which it is bound (other than this Agreement), relating to the issuance, purchase, redemption, other acquisition or sale, or voting of any equity securities or ownership interest in, PCM. There are no voting trusts, proxies or other agreements or understandings to which PCM is a party or by which PCM is bound with respect to the voting of any membership interests of PCM.

     7.4 Conduct of Business. PCM has never conducted any business other than the ownership and operation of the Assets. PCM has never owned or operated any properties or assets other than the Assets. PCM has no Indebtedness.
     7.5 Required Approvals; No Conflict or Violation.
          (a) No Consent of any Governmental Authority or of any other Person is required on the part of PCM in connection with the execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated by this Agreement, except for such Consents (a) that arise as a result of any facts or circumstances relating to Buyer or any of its Affiliates, (b) the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect on PCM, or (c) that are Permitted Encumbrances.
          (b) The execution, delivery, consummation and performance of this Agreement do not and shall not violate or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or receive benefits under, result in the loss of a material benefit under, result in the imposition of any Encumbrance on any of the Assets under, or require any notice under, any Contract to which PCM is a party or by which it is bound.
     7.6 Employee Related Matters. Since its formation, PCM has not had any employees.
     7.7 Liability for Brokers’ Fees. PCM has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
     7.8 Litigation. There are no actions, suits or proceedings pending or, to Sellers’ Knowledge, threatened in writing, against PCM in the future, in any court or by or before any Governmental Authority that would have a Material Adverse Effect on PCM, nor is PCM in default under any material order, writ, injunction, or decree of any Governmental Authority.
     7.9 Contracts.
          (a) Exhibit D contains a true and complete list of the material Contracts in effect on date hereof.
          (b) Except as set forth on Schedule 7.9:
          (1) Sellers and PCM have performed all material obligations required to be performed by them to date under each Contract;
          (2) no event or condition exists or has occurred that violates, results in a material breach of any provision of or the loss of any material benefit under, or constitutes a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) on the part of either Seller or PCM, or, to Sellers’ Knowledge, any other party under, or results or will result in the creation of any

Encumbrance (other than a Permitted Encumbrance) upon any of the Assets or the Interests under, any of the terms, conditions or provisions of any Contract; and
          (3) true and complete copies of all Contracts have been made available to Buyer or its Representatives.
     7.10 Environmental Compliance.
          (a) PCM has not entered into, and is not subject to, any agreement, consent, order, decree, judgment, license or permit condition or other directive of any Governmental Authority that (i) is in existence as of the date of this Agreement, (ii) is based on any Environmental Laws that relate to the future use of any of the Assets and (iii) requires any change in the present conditions of any of the Assets.
          (b) Except as set forth in Schedule 7.10, as of the dated of this Agreement, PCM has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that: (i) interferes with or prevents compliance by PCM with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any common Law or other liability of PCM to any Person.
     7.11 Taxes and Assessments.
          (a) All Taxes that are or were required to be paid by PCM with respect to itself or its operations and Assets have been paid in full. There are no Encumbrances for Taxes, other than Encumbrances that are Permitted Encumbrances on the Assets or the Interests.
          (b) PCM has duly and timely filed (or had duly and timely filed on its behalf) all Tax Returns required to be filed by it on or prior to the date of this Agreement which relate to the Assets and its operations and activities, taking into account any validly obtained extensions of time to file; all such Tax Returns were accurate and complete in all material respects at the time of filing; and PCM has duly paid or made provision for the payment of all Taxes that have been incurred or are due from it that are imposed by federal, state, foreign or local Tax authorities, including Taxes required to be withheld by it from amounts owing to any employee, creditor or third party, other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and which are disclosed on the PCM Disclosure Schedule. To Sellers’ Knowledge, adequate reserves and accruals in accordance with generally accepted accounting principles have been established by PCM to provide for the payment of all Taxes which are not yet due and payable (including to the extent required by generally accepted accounting principles, amounts which are being contested in good faith). PCM is not a party to nor is bound by any Tax sharing, allocation, reimbursement or indemnification agreement or arrangement related to Taxes. PCM is not a member of any affiliated, consolidated, unitary, or combined group with another entity that files a consolidated, combined or unitary return for Tax purposes.
          (c) There is no dispute or claim concerning any material Tax liability of PCM claimed or raised by any Governmental Authority in writing, or to Sellers’ Knowledge position taken by PCM that could result in such dispute or claim. PCM has not waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency. To Sellers’ Knowledge, no audit or examination by any Governmental Authority is pending or threatened with respect to any Tax Return filed or required to be filed by PCM. To Sellers Knowledge, no assessment or any deficiency for any Tax of PCM is pending or has been proposed or threatened.
          (d) PCM has throughout its existence been taxable as a disregarded entity or as a partnership for federal income tax purposes, and has never filed an election to be taxable as an association. None of the assets owned or used by PCM are owned for tax purposes by others (unless leased, licensed or co-owned). PCM owns no interest in any partnerships within the meaning of subchapter K of Chapter 1 of Subtitle A of Title 26 of the Code, except as disclosed in the PCM Disclosure Schedule.
          (e) None of the assets of PCM are required to be depreciated under the alternative depreciation system under Section 168(g) of the Code other than pursuant to Section 168((g)(7) of the Code, or property which Buyer or any affiliate of Buyer will be required to treat as tax exempt use property within the meaning of Section 168(h) of the Code. No industrial development bonds, private activity bonds or other tax exempt financing is outstanding which have been used to finance such assets.
          (f) There are no outstanding requests for rulings, or changes in accounting method pending, with any taxing authority that would affect the operations of PCM or the Assets for periods after the Closing Date. Neither the Sellers, PCM nor their affiliates have become subject to or bound by any closing or other agreement or change in accounting method that would affect PCM or the Assets after the Closing Date.
          (g) PCM has not has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A).
     7.12 Compliance with Laws. PCM is in compliance with all applicable Laws except for such noncompliance that would not have, individually or in the aggregate, a Material Adverse Effect on PCM. Notwithstanding the foregoing, this Section 7.12 does not relate to Taxes, Environmental Laws and Permits, which are addressed in Section 7.11, Section 7.10 and Section 7.13, respectively.
     7.13 Permits. Except with respect to Environmental Permits (as to which certain representations and warranties are made pursuant to Section 7.10) and except as set forth on Schedule 7.13: (a) PCM is in compliance in all material respects with all Permits related to the Assets; (b) all such Permits are in full force and effect; and (c) there are no lawsuits or other proceedings pending, or, to Sellers’ Knowledge, threatened in writing before any Governmental Authority that seeks the revocation, cancellation, suspension or adverse modification of any Permit of PCM. Exhibit E sets forth a true and complete list of all such Permits.
     7.14 Transportation Capacity. PCM has not entered into a contract granting firm transportation capacity with any third party.

     7.15 No Derivatives. PCM is not a party to any hedge or forward sales agreement or any similar derivative instrument.
     7.16 Consents. PCM has all Consents required of any Person or Governmental Authority necessary for the continued operation of the Assets as operated at the Effective Time, except for such Consents (a) the failure of which to obtain would not have, individually or in the aggregate, a Material Adverse Effect on PCM, or (b) that are Permitted Encumbrances.
     7.17 No Other Representations or Warranties; Disclosed Materials. Except for the representations and warranties contained in Article 5, Article 6 and this Article 7 (as qualified by the PCM Disclosure Schedule), neither any Seller nor any other Person makes (and Buyer is not relying upon) any other express or implied representation or warranty with respect to Sellers or PCM (including the value, condition or use of any Asset) or the transactions contemplated by this Agreement, and each Seller disclaims any other representations or warranties not contained in Article 5, Article 6 or this Article 7, whether made by either Seller, any Affiliate of either Seller or any of their respective officers, directors, members, managers, employees or agents. Except for the representations and warranties contained in Article 5, Article 6 or this Article 7 (as qualified by the PCM Disclosure Schedule), each Seller disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or representative of either Seller or any of its respective Affiliates). The disclosure of any matter or item in the PCM Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.
ARTICLE 8
BUYER’S REPRESENTATIONS AND WARRANTIES
     Except as set forth in the schedule delivered to Sellers prior to the execution of this Agreement setting forth specific exceptions to Buyer’s representations and warranties set forth in this Agreement, Buyer represents and warrants to Sellers as of the date hereof as follows:
     8.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to carry on its business in such other jurisdictions as may be necessary.
     8.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Buyer’s Governing Documents, or, to the Buyer’s Knowledge, any judgment, decree, order, statute, rule or regulation applicable to Buyer.
     8.3 Authorization and Enforceability. Assuming the due authorization, execution and delivery by Sellers, this Agreement constitutes Buyer’s legal, valid and binding obligation,

enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.
     8.4 Required Government Approvals. No Consent is required on the part of Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement, except for such Consents the failure of which to obtain would not prevent or materially delay the ability of Buyer to consummate the transactions contemplated by this Agreement or fully perform its obligations and covenants under this Agreement.
     8.5 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which either Seller shall have any responsibility whatsoever.
     8.6 Litigation. There is no investigation, suit, action or litigation by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Buyer’s knowledge, threatened against Buyer, or to which Buyer is a party, that would affect the ability of Buyer to consummate the transactions contemplated by this Agreement.
     8.7 Financial Resources. Buyer has, and shall have as of the Closing Date, sufficient funds with which to pay the Closing Amount and consummate the transactions contemplated by this Agreement and, following Closing, Buyer will have sufficient funds to pay any adjustments to the Purchase Price and meet its other payment obligations under this Agreement.
     8.8 Buyer’s Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer (a) has relied on the representations and warranties of Sellers set forth in this Agreement, (b) has relied or shall rely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by Sellers and (c) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets. Buyer is acquiring the Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.
ARTICLE 9
COVENANTS AND AGREEMENTS
     9.1 Covenants and Agreements of Sellers. Sellers covenant and agree with Buyer as follows:
          (a) Operations Prior to Closing. Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the Effective Time to the Closing, Sellers will operate the Assets, or cause the Assets to be operated, in a manner consistent in all material respects with past practice. From the date of execution of this Agreement to the Closing Date, PCM shall pay all costs and expenses incurred in connection with such operations and Sellers (i) will notify Buyer of ongoing activities and major capital expenditures in excess of $25,000 per activity conducted on the Assets and (ii) shall consult with Buyer regarding all such matters and operations involving such expenditures. All costs and expenses incurred by the Parties will be apportioned between the Parties pursuant to Section 2.4.
          (b) Restriction on Operations. Except as set forth in Section 9.1(a), as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer, and within the constraints of any applicable Contracts, Sellers will not allow PCM to take any of the following actions:
          (1) abandon any part of the Assets;
          (2) convey or dispose of any part of the Assets (other than replacement of equipment in the regular course of business);
          (3) materially modify or terminate any Contract;
          (4) amend its Governing Documents;
          (5) issue, sell or deliver any equity or debt securities;
          (6) (i) create, incur, guarantee or assume any Indebtedness, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, (iii) pledge or otherwise encumber shares of capital stock or other equity securities of PCM, or (iv) mortgage or pledge any of its respective assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon (except for Permitted Encumbrances);
          (7) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;
          (8) make or revoke any Tax election except for any election consistent with past practices and that is required to be made in connection with a Tax Return filed for any Tax period ending prior to the Closing Date;
          (9) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $25,000 individually or $100,000 in the aggregate (excluding amounts to be paid under insurance policies); provided, however, that Sellers may waive, release, assign, settle or compromise any claim, action, or proceeding relating only to the period prior to the Effective Time;

          (10) except as herein contemplated, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of PCM; or
          (11) authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 9.1(b).
          (c) Notices of Claims. Sellers shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, either Seller receives written notice of any suit, action or other proceeding by or before any Governmental Authority or written notice of any material default under any Contract affecting PCM or the Assets, or written notice of any claim or prospective claim affecting PCM or the Assets.
          (d) Compliance with Laws. During the period from the date of execution of this Agreement to the Closing Date, Sellers shall cause PCM to be operated in compliance in all material respects with all applicable Laws, including Environmental Laws.
          (e) Resignations. SM shall deliver to Buyer a written resignation, effective as of the Closing Date, of the manager of PCM.
     9.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Sellers to use commercially reasonable best efforts to assure that as of the Closing Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the transactions contemplated hereby.
     9.3 Covenants and Agreements of the Parties.
          (a) Communication Between the Parties Regarding Breach. If Buyer or either Seller develops information during their due diligence that leads any Party to believe that any other Party has materially breached a representation or warranty under this Agreement, the non-breaching Party shall inform the alleged breaching Party in writing of such potential breach as soon as possible, but in any event, at or prior to Closing.
          (b) Confidentiality. SM and Buyer are currently subject to a Confidentiality Agreement dated February 22, 2011 with respect to Cameron, McKean and Potter Counties, Pennsylvania that will remain in full force and effect following execution of this Agreement.
          (c) Governmental Consents. Promptly following the execution of this Agreement, the Parties will proceed to prepare and file with the appropriate Governmental Authorities such Consents that are necessary in order to consummate the transactions contemplated by this Agreement and will diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such matters.
ARTICLE 10
TAX MATTERS
     10.1 Non-Income Tax Liability.

          (a) All Non-Income Taxes shall be allocated between Buyer and Sellers as of the Effective Time for all taxable periods that include the Effective Time (any such taxable period, an “Allocation Straddle Period”) pursuant to Section 9.2(b). No liability for Non-Income Taxes shall duplicate an adjustment to Purchase Price made pursuant to Section 2.4. Each Party shall promptly furnish to the other copies of any Non-Income Tax assessments and statements (or invoices therefore from the operator of the Assets) received by it to the extent such assessment, statement, or invoice relates to a Non-Income Tax allocable to the other Party under this Section. Each Party shall timely pay all Non-Income Taxes required by applicable law subject to allocation under this Section and shall furnish to the other Party evidence of such payment. The Parties shall estimate all Non-Income Taxes attributable to the ownership or operation of the Assets to the extent they relate to the period on and after the Effective Time and through the Closing Date and all Transfer Taxes and incorporate such estimates into the Preliminary Settlement Statement. The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement. When the actual amounts are known, Buyer or Sellers shall promptly make such payments to the other (if any) as are necessary to effect the allocation of Taxes described in this Section 10.1.
          (b) For the sole purpose of appropriately apportioning any Non-Income Taxes relating to an Allocation Straddle Period, such apportionment shall be made assuming that PCM had a taxable period that ended at the close of business on the Effective Date. In the case of Non-Income Taxes that are property Taxes or similar Taxes that apply ratably to a taxable period (to the extent that such Taxes are not determined directly or indirectly based on production or gross receipts from production), the amount of Taxes allocable to the portion of the Allocation Straddle Period ending on the Effective Date shall equal the total Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Effective Date, and the denominator of which shall be the total number of days in the period. In the case of Non-Income Taxes not described in the previous sentence (including such Taxes based on production, income, sales, or a similar Tax base and including Taxes determined directly or indirectly based on production or gross receipts from production) shall be allocated to the portion of the Allocation Straddle Period ending on the Effective Date and to the portion of the Allocation Straddle Period beginning after the Effective Date based upon whether the actual event, transaction, or production occurring within such Allocation Straddle Period occurs on or before the Effective Date, or after the Effective Date, respectively. For purposes of the preceding sentence, any item determined on an annual or periodic basis (including amortization and depreciation deductions. the effects of graduated rates, or exemptions or exclusion) shall be apportioned to the portion of the Allocation Straddle Period ending on the Effective Date based on the relative number of days in such portion of the Allocation Straddle Period as compared to the number of days in the entire Allocation Straddle Period and the balance of such items shall be apportioned to the portion of the Allocation Straddle Period beginning after the Effective Date.
     10.2 Sales Taxes. All sales, use or transfer Taxes (other than Taxes on or measured by gross income, net income, capital gains or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyer. The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Transfer Taxes. Buyer shall promptly pay Sellers the amount of any Transfer Tax paid by Sellers upon notice to Buyer from Sellers that such Transfer Tax has been paid by Sellers.
     10.3 Income Taxes. Notwithstanding anything set forth in this Agreement to the contrary, the Sellers shall be responsible for all federal, state and local income and margin taxes resulting from the sale of the Interests hereunder, whether such sale is characterized as a sale of Interests or a sale of assets for tax purposes.
     10.4 Tax Reports and Returns. Sellers agree to file all Tax Returns for PCM due on or before the Closing Date (taking into account any extensions of the due date for filing). The Sellers agree to immediately forward to Buyer copies of any Tax reports and returns received or filed by such Seller after the execution of this Agreement. Promptly after the Closing, Sellers shall provide Buyer with all files and records relating to Taxes in their possession relating to PCM and its assets. Sellers shall be entitled to keep a copy of such files and information. Buyer agrees to file all Tax Returns applicable to PCM that Buyer or PCM is required to file after the Closing and, subject to the provisions of Section 10.1, to pay all required Non-Income Taxes payable with respect to the Assets.
ARTICLE 11
CONDITIONS PRECEDENT TO CLOSING
     11.1 Conditions to Obligations of All Parties. The obligations of each Party at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions precedent:
          (a) Consents and Approvals. All authorizations, Consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Person or Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement will have been filed, occurred, or been obtained.
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement will be in effect.
          (c) Conduct of Business. No action will have been taken, nor any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) will have been enacted, by any Governmental Authority that has the effect of limiting or restricting the Buyer’s, either Seller’s or PCM’s conduct or operation of its business in any material respect following the Closing, nor will any proceeding seeking any of the foregoing be pending or threatened in writing.

          (d) No Action. No action will have been taken, nor any statute, rule, or regulation will have been enacted, by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement illegal.
          (e) Closing of PSA. The purchase and sale transaction contemplated by the PSA shall have closed in accordance with the terms of such agreement.
          (f) Title Defects; Environmental Defects. The sum of (i) all Title Defect Amounts determined under Section 4.2(b), plus (ii) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to Environmental Defects cured by Sellers, shall, in the aggregate, be less than 15% of the aggregate Purchase Price.
     11.2 Sellers’ Conditions. The obligations of Sellers at the Closing are subject, at the option of each Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent: All representations and warranties of Buyer contained in this Agreement will be true and correct in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect or words of similar import, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; and provided, that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Material Adverse Effect), and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer or jointly by Buyer and Sellers at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Sellers confirming the foregoing.
     11.3 Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent: All representations and warranties of Sellers and PCM contained in this Agreement will be true and correct in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect or words of similar import, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date; and provided, that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Material Adverse Effect) and Sellers have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Sellers or jointly by Buyer or Sellers at or prior to the Closing in all material respects and each Seller shall deliver a certificate to Buyer confirming the foregoing.

ARTICLE 12
RIGHT OF TERMINATION
     12.1 Termination. This Agreement may be terminated in accordance with the following provisions:
          (a) by mutual consent of Sellers and Buyer;
          (b) by Sellers, if any of the conditions set forth in Section 11.1 or Section 11.2 have not been satisfied by Buyer on or before the Closing Date;
          (c) by Buyer, if any of the conditions set forth in Section 11.1 or Section 11.3 have not been satisfied by Sellers on or before the Closing Date; provided that prior to any such termination, Buyer shall give written notice to Sellers specifying the reason such condition is unsatisfied, and Sellers shall have a period of 10 Business Days after their receipt of such notice to cure any such unsatisfied condition (with the Closing Date being extended until the expiration of such 10 Business Day period or the satisfaction of such conditions, whichever is earlier);
          (d) by Sellers or Buyer if the condition set forth in Section 11.1(f) is not satisfied on or before the Closing Date; or
          (e) by Sellers or Buyer if the Closing shall not have occurred on or before October 31, 2011, or if the Closing Date is extended in accordance with the terms of the PSA, December 31, 2011;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
     12.2 Liabilities Upon Termination.
          (a) Buyer’s Default. If Closing does not occur because Buyer wrongfully failed to tender performance at Closing, or otherwise breached this Agreement prior to Closing, and all of the conditions to Closing under Sections 11.1 and 11.3 have been satisfied or waived (other than those conditions involving deliveries at Closing) and Sellers are ready to close, Sellers shall be entitled, in their sole discretion, to enforce the remedy of specific performance against Buyer hereunder, and in either case, to pursue any and all other rights and remedies to which Sellers may be entitled at law or in equity, including without limitation the right of Sellers to receive the full Purchase Price and recover from Buyer all court costs and attorneys’ fees incurred by Sellers. Buyer’s failure to close shall not be considered wrongful if (A) Buyer’s conditions under Sections 11.1 and 11.3 are not satisfied through no fault of Buyer and are not waived; or (B) Buyer has terminated this Agreement as of right under Section 12.1.
          (b) Sellers’ Default; Other Termination. If Closing does not occur because Sellers wrongfully failed to tender performance at Closing, or otherwise breached this Agreement prior to Closing, and all of the conditions to Closing under Sections 11.1 and 11.2 have been satisfied or waived (other than those conditions involving deliveries at Closing) and Buyer is ready to close, Buyer’s remedy hereunder shall be all rights and remedies to which

Buyer may be entitled at law or in equity. Sellers’ failure to close shall not be considered wrongful if (i) the conditions under Sections 11.1 and 11.2 are not satisfied through no fault of Sellers and are not waived; or (ii) Sellers have terminated this Agreement as of right under Section 12.1.
ARTICLE 13
CLOSING
     13.1 Date of Closing. Subject to the conditions stated in this Agreement, the sale by Sellers and the purchase by Buyer of the Interests (the “Closing”) shall occur on or before (i) October 15, 2011, if Buyer does not extend the closing date for consummation of the transactions contemplated by the PSA in accordance with the terms of the PSA, (ii) December 14, 2011, if Buyer does extend such closing date in accordance with the terms of the PSA, or (iii) such other date as Buyer and Sellers may agree upon in writing (the “Closing Date”).
     13.2 Place of Closing. The Closing shall be held at the offices of SM at 9:00 a.m. Denver, Colorado time or at such other time and place as Buyer and Sellers may agree in writing.
     13.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
          (a) Each Seller and Buyer shall deliver the certificates required in Sections 11.3 and 11.2, respectively;
          (b) Sellers shall deliver the Preliminary Settlement Statement;
          (c) Buyer shall cause the Preliminary Purchase Price to be paid to the Sellers by wire transfer of immediately available funds in accordance with Section 2.2(b);
          (d) Each Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code in the form of Exhibit F;
          (e) Sellers shall transfer and deliver an assignment evidencing the transfer to Buyer of 100% of the membership interests of PCM; and
          (f) Sellers and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.
ARTICLE 14
POST-CLOSING OBLIGATIONS
     14.1 Post-Closing Adjustments.
          (a) Final Settlement Statements. On or before 90 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Sellers, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final adjusted Purchase Price (the “Final Purchase Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 45 days, after receipt of the Final Settlement Statement, Buyer shall return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Sellers and Buyer, the Final Settlement Statement and the Final Purchase Price shall be final and binding on the Parties. Once the Final Purchase Price has been agreed upon by the Parties pursuant to this Section 14.1(a) or determined by the Accounting Arbitrator pursuant to Section 14.1(b), as applicable, the Parties shall execute a certificate setting forth such agreed or determined, as applicable, Final Purchase Price, which shall be binding on the Parties for all purposes of this Agreement.
          (b) If the Parties are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Sellers shall, within 15 Business Days following the delivery of such Dispute Notice, summarize its/their position with regard to such dispute in a written document and submit such summaries to a nationally recognized accounting firm mutually acceptable to the Parties or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Sellers’ position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Sellers.
          (c) The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay the amount of such difference to each Seller in the proportion set forth on Schedule 2.2 by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date. If the Final Purchase Price is less than the Preliminary Purchase Price, Sellers shall pay in the proportion set forth on Schedule 2.2 the amount of such difference to Buyer by wire transfer in immediately available funds no later than five (5) days after the Final Settlement Date.
     14.2 Records. Sellers shall make the Records available for pick up by Buyer at the Closing. Each Seller may retain copies of the Records and Sellers shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention.
     14.3 Further Assurances. From time to time after Closing, Sellers and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

     14.4 Filing of Tax Returns; Payment of Taxes.
          (a) Sellers shall cause PCM to timely file when due all (i) income Tax Returns required to be filed with respect to Tax periods ended on or before the Closing Date (whether or not due after the Closing Date), and (ii) all other Tax Returns required to be filed on or prior to the Closing Date by or with respect to PCM. Sellers shall cause PCM to pay or cause to be paid all Taxes shown as due on such PCM Tax Returns. All such Tax Returns shall be prepared in a manner consistent with prior practice to the extent permitted by Law. Sellers shall provide Buyer with copies of completed drafts of such Tax Returns for PCM at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Buyer’s review and approval, which may not be unreasonably withheld, conditioned or delayed. At Sellers’ request, Buyer shall cause PCM to execute any income Tax Returns to be filed by Sellers after the Closing Date with respect to PCM for any period ended on or before the Closing Date. Sellers and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Sellers and Buyer are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 16.9, which resolution shall be binding on the Parties.
          (b) Following the Closing, Buyer shall cause to be timely filed all Tax Returns with respect to (i) taxable periods ending after the Closing Date and (ii) taxable periods that begin prior to the Closing Date and end on or before the Closing Date, required to be filed by or with respect to PCM after the Closing Date other than with respect to income Taxes for Tax periods ended on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with prior practice of PCM to the extent permitted by Law and in a manner consistent with the Final Sections 1060 and 751 Allocation Schedule. Buyer shall provide Sellers with copies of completed drafts of such Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for their respective review and approval. Buyer and Sellers shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. If the relevant Parties are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 16.9, which resolution shall be binding on the relevant Parties. Buyer shall provide Sellers and its representatives with reasonable access to the employees, tax preparers and records of Buyer for purposes of review of such Tax Returns.
          (c) Not later than ten (10) days prior to the due date for the payment of Taxes shown on any Tax Return that Buyer has the responsibility to cause to be filed pursuant to Section 14.4(b), Sellers shall pay to Buyer the amount of such Taxes (excluding Non-Income Taxes, which shall be allocated in accordance with Article 10) to the extent such Taxes are attributable to a Pre-Closing Tax Period (as defined below). If the Parties are unable to resolve any dispute with respect to any payment obligation asserted under this Section 14.4(c), such dispute shall be resolved pursuant to Section 16.9, which resolution shall be binding on the Parties.
          (d) Buyer will, unless prohibited by applicable Law, cause PCM to close each taxable period of PCM as of the Closing Date. If applicable Law does not permit PCM to close a taxable period on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the Taxes (other than Non-Income Taxes allocable under Article 10 and Transfer Taxes), if any, attributable to a Straddle Period shall be allocated between (i) the period up to and including the Closing Date (a “Pre-Closing Tax Period”) and (ii) the period subsequent to the Closing Date (a “Post-Closing Tax Period”). In the case of such Taxes (other than Non-Income Taxes and Transfer Taxes) that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the amount of Taxes allocable to the Pre-Closing Tax Period shall be the amount of Taxes that would be payable if the taxable period of PCM (and any subsidiary or partnership in which PCM or any subsidiary thereof is a partner) ended with (and included) the Closing Date and the amount of Taxes allocable to the Post-Closing Tax Period shall be the amount of Taxes for the entire Tax period less the amount of Taxes allocated to the Pre-Closing Tax Period; provided that any exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period. In the case of Taxes other than Taxes described in (A) or (B) above, Non-Income Taxes, and Transfer Taxes, such Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period.
          (e) The Parties shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, including cooperating in connection with any Tax audit or other examination in connection with an administrative or judicial proceeding involving a Governmental Authority relating to Taxes and providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information.
          (f) Buyer shall notify Sellers within twenty (20) days following receipt by Buyer of any written notice of audit, examination or other proceeding with respect to any Tax Return or Taxes of PCM with respect to a Pre-Closing Period or Straddle Period. Buyer and PCM shall control any examination, investigation, audit, or other proceeding in respect of any Tax Return or Taxes of PCM with respect to any such Tax period or that could reasonably be expected to affect any Tax liability of Sellers, or any liability of Sellers under this Agreement or otherwise (a “Tax Contest”), provided that (i) Sellers shall have the right to participate in, and jointly control, bearing their own costs, with Buyer and PCM, any Tax Contest to the extent it relates to Taxes or a Tax Return of PCM for a Pre-Closing Tax Period or for the portion of the Straddle Period ending on the Effective Date, or that could reasonably be expected to affect any Tax liability of Sellers, or any liability of Sellers under this Agreement or otherwise; (ii) Buyer shall, within five (5) days of receipt, provide copies to Sellers of all documents received from any Governmental Authority in connection with a Tax Contest that relates to Taxes or a Tax Return of PCM for a Pre-Closing Tax Period or for the portion of the Straddle Period ending on the Effective Date, or that could reasonably be expected to affect any Tax liability of Sellers, or any liability of Sellers under this Agreement or otherwise, and shall otherwise cooperate in providing information to Sellers concerning the status of any such Tax Contest; and (iii) Buyer and PCM shall not settle or otherwise resolve any Tax Contest (or any issue raised in such Tax Contest) if such settlement or other resolution relates to Taxes for which Sellers are liable under this Agreement or under applicable Law without the consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).
          (g) Buyer shall not cause or permit PCM to file an amended Tax Return with respect to any period or partial period ending on or before the Closing Date if such amendment would have, or would reasonably be expected to have, an adverse effect on PCM under this Agreement or under applicable Law without the prior written consent of PCM.

ARTICLE 15
INDEMNIFICATION; DISCLAIMERS
     15.1 Indemnification. After the Closing, Buyer and Sellers shall indemnify each other as follows:
          (a) Sellers’ Indemnification of Buyer. Sellers, jointly and severally, shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, members, managers, shareholders, employees and agents (the “Buyer Indemnified Parties”), from and against all Losses that arise directly or indirectly from or in connection with any breach of any of Sellers’ representations and warranties contained in Article 7. Each Seller, severally but not jointly, shall defend, indemnify, and save and hold harmless the Buyer Indemnified Parties from and against all Losses that arise directly or indirectly from or in connection with (i) any breach by such Seller of the representations and warranties made by it in Article 5 or 6, as applicable (or the corresponding representations and warranties made by such Seller in the certificate delivered pursuant to Section 11.3(a)) or (ii) any breach by such Seller of any of such Seller’s covenants hereunder (whether made individually or jointly with the other Seller), except for covenants relating to Taxes of PCM, which shall be joint and several by the Sellers.
          (b) Buyer’s Indemnification of Sellers. Buyer shall defend, indemnify, and save and hold harmless each Seller and their respective officers, directors, members, managers, shareholders, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) any Obligations, including Environmental Liabilities, relating to the ownership, operation and use of the Assets whether before or after the Effective Time, and (ii) any breach by Buyer of any of Buyer’s representations, warranties or covenants hereunder, but in each case, excepting Losses for which any Seller would be required to indemnify Buyer under Section 15.1(a).
          (c) Limitations on Indemnity. Notwithstanding anything to the contrary set forth herein, Sellers shall have no liability for indemnification hereunder or for any Losses pursuant to Section 15.1(a), until (i) the amount of any Loss with respect to such matters exceeds $50,000 (the “Per Item Threshold”) and (ii) the total of all such Losses that exceed the Per Item Threshold with respect to such matters exceeds $250,000 (the “Deductible”), after which point the Buyer Indemnified Parties shall be entitled to indemnification only in excess of the Deductible. The aggregate liability of Sellers for indemnification pursuant to Section 15.1(a) with respect to Losses suffered by the Buyer Indemnified Parties shall not exceed $6,250,000 (the “Cap”). Notwithstanding the foregoing, the Deductible and the Cap will not apply to (x) any fraud, willful breach or intentional misrepresentation by PCM or the Sellers, and (y) a breach of the representations and warranties set forth in Sections 5.1 (Status), 5.2 (Power), 5.4 (Ownership and Possession of the SM Interest) of SM, Section 6.1 (Status), 6.2 (Power), 6.4 (Ownership and Possession of the PC Interest) of PC, and Sections 7.1 (Status), 7.2 (Power), 7.3 (Capitalization), 7.6 (Employee Related Matters) and 7.11 (Taxes and Assessments) made by Sellers (the “Fundamental Representations”) and breaches of covenants and agreements with respect to Taxes of PCM; provided that the aggregate indemnification obligations of the Sellers with respect to breaches of Fundamental Representations shall not exceed the aggregate Purchase Price paid to the Sellers pursuant to the terms of this Agreement.

          (d) Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, the Sellers’ and Buyer’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement, and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 11.2 and 11.3, as applicable, is set forth in this Section 15.1, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law. Except for the remedies contained in this Section 15.1, upon Closing, each Party releases, remises, and forever discharges the others and its and their respective Affiliates and all such Persons’ shareholders, members, managers, officers, directors, employees, agents, advisors, and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, Losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or Sellers’ ownership of the Interests and PCM’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PREEXISTING CONDITION.
     15.2 Procedure. The indemnifications contained in Section 15.1 shall be implemented as follows:
          (a) Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the survival period applicable under Section 15.3 to the representation or warranty that is the subject of such Claim Notice and must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. Unless, within sixty days of receipt of a Claim Notice, the Indemnifying Party provides written notice to the Indemnified Party that it contests the Losses identified in such Claim Notice, the Indemnifying Party shall, subject to the other terms of this Section 15.2, pay to the Indemnified Party the amount of the Losses related to such indemnification claim or the uncontested portion thereof. If the Indemnifying Party objects to a Claim Notice on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any specific additional information reasonably necessary for it to assess such indemnification claim, and the Indemnified Party shall provide the additional information reasonably requested. Upon receipt of such additional information, the Indemnifying Party shall notify the Indemnified Party of any withdrawal or modification of the objection. All disputed indemnification claims shall be resolved by Buyer and Sellers in accordance with either (A) a mutual agreement between Buyer and Sellers, which shall be memorialized in writing, or (B) final arbitration in accordance with Section 15.12.
          (b) Information. Promptly after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 15 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 15 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense with the Indemnifying Party’s consent, which shall not be unreasonably withheld. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Claim or either Party’s position with respect to such Claim. If the Indemnifying Party is entitled to, and does, assume the defense of any such Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Claim).
     15.3 Survival of Warranties, Representations and Covenants. All representations and warranties contained in Articles 5, 6 and 7 of this Agreement shall terminate at Closing, except that the Fundamental Representations and the representations and warranties contained in Article 8 of this Agreement shall survive the Closing and remain in full force and effect until 5:00 p.m., Denver, Colorado time, on the date that is twelve (12) months after the Closing Date, at which time they shall terminate. The covenants and performance obligations contained in this Agreement that contemplate performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.
     15.4 No Insurance; Subrogation. The indemnifications provided in this Article 15 shall not be construed as a form of insurance. Buyer and Sellers hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Sellers shall obtain waiver of such subrogation from its respective insurers.
     15.5 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Sellers may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.
     15.6 Reductions in Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses, including by maintaining insurance coverage with respect to the Assets and making claims relating to the Assets thereunder. The amount of any Losses for which an Indemnified Person is entitled to indemnity under this Article 15 shall be reduced by (a) the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Losses, and (b) any Tax reductions or other benefits actually or likely to be received by the Indemnified Party in connection with the Losses, after giving effect to any related Tax detriment (determined by reference to the net present value of such Tax reduction or other benefit, calculated using the interest rate in effect at the time of the incurrence of the Tax leading to such Losses).
     15.7 Waiver by Buyer. Sellers shall not have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement for any breach, misrepresentation, or noncompliance with respect to any representation, warranty, covenant, indemnity, or obligation if such breach, misrepresentation, or noncompliance shall have been waived by Buyer, or if Buyer had knowledge of the relevant facts at or before Closing.
ARTICLE 16
MISCELLANEOUS
     16.1 Schedules. The Schedules to this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.
     16.2 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Sellers in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses. Notwithstanding the foregoing, if the Closing occurs, Sellers shall pay all Sellers’ Transaction Costs.
     16.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice

(i) if personally delivered, when received, (ii) if sent by facsimile transmission, when received, (iii) if mailed, five (5) Business Days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one (1) Business Day after sending. All notices shall be addressed as follows:
If to SM:
SM Energy Company
1775 Sherman Street, Suite 1200
Denver, CO 80203
Attention: David W. Copeland, Senior Vice President, General Counsel and Corporate Secretary
Telephone: (303) 861-8140
Fax No.: (303) 864-2598
With a copy to:
SM Energy Company
777 N. Eldridge Parkway, Suite 1000
Houston, TX 77079
Attention: Kenneth J. Knott, Vice President-Business Development and Land
Fax No.: (281) 677-2810
If to PC:
Potato Creek LLC
c/o Open Flow Gas Supply Corporation, Managing Member
90 Beaver Drive, Suite 110-B
P.O. Drawer J
DuBois, PA 15801
Attention: Kevin L. Shannon
Fax No.: (814) 371-3858
With a copy to:
Potato Creek LLC
c/o Open Flow Gas Supply Corporation, Managing Member
90 Beaver Drive, Suite 110-B
P.O. Drawer J
DuBois, PA 15801
Attention: S. Casey Bowers
Fax No.: (814) 371-3858

If to Buyer:
Endeavour Operating Corporation
1125 17th Street, Suite 1525
Denver, CO 80202
Attention: David K. Davenport
Fax No.: (720) 979-0705
With a copy to:
Burleson LLP
700 Milam, Suite 1100
Houston, Texas 77002
Attention: Kirby Barry
Fax No.: (713) 358-1717
     Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.
     16.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.
     16.5 Assignment. Buyer shall not assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the written consent of Sellers, which consent shall not be unreasonably withheld, expressly provided that Buyer may assign all or any portion of this Agreement to an entity wholly owned or controlled by Buyer.
     16.6 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
     16.7 Counterparts/Fax Signatures. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Parties; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

     16.8 Governing Law. This Agreement and the transactions contemplated hereby and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Texas, without regards to conflicts of laws principles. ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.
     16.9 Expert Proceedings. For any decision referred to an expert under this Agreement, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Parties. The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties, the American Arbitration Association (“AAA”) shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying Dispute. All communications between any Party and the expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five Business Days’ notice. Within thirty (30) days after the expert’s acceptance of its appointment, the Parties shall provide the expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within sixty (60) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall select the proposal which it finds more consistent with the terms of this Agreement. The expert may not propose alternate positions or award damages, interest or penalties to any Party with respect to any matter. The expert’s decision shall be final and binding on the Parties. Any Party that fails or refuses to honor the decision of an expert shall be in default under this Agreement.
     16.10 Entire Agreement. This Agreement along with the PSA and the Confidentiality Agreement executed between SM and Buyer dated February 22, 2011, constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.
     16.11 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns. Notwithstanding anything to the contrary herein, this Agreement is not a binding agreement between the Parties hereto unless and until this Agreement is duly executed in writing by representatives of the Parties and delivered by the Parties.
     16.12 No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

     16.13 Publicity. Prior to Closing, neither Buyer nor Sellers nor any of their respective Affiliates or representatives shall issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior consultation of the other Party, except as may be required by applicable Law or stock exchange requirement, and each Party shall use its reasonable efforts to provide copies of such release or other announcement to the other Party hereto, and give due consideration to such comments as each such other Party may have, prior to such release or other announcement.
     16.14 Time of the Essence. Time is of the essence in this Agreement, and the Parties agree to work in good faith toward closing the transaction on or before the Closing Date. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during that notice is required to be given or action taken) shall be the next day that is a Business Day.
[Signature page follows.]

     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

SM:

SM ENERGY COMPANY

By:	/s/ Kenneth J. Knott Kenneth J. Knott, Vice President-
Business Development and Land

PC:

POTATO CREEK LLC

By:	Open Flow Gas Supply Corporation, Managing Member

By:	/s/ Kevin L. Shannon Kevin L. Shannon, President

BUYER:

ENDEAVOUR OPERATING CORPORATION

By:	/s/ James J. Emme James J. Emme, Executive Vice
President, North America
[Signature Page — Membership Interest Purchase Agreement]